EXHIBIT 10.8

THIS AGREEMENT is made on 28th January 2009

(1)	COCA-COLA ENTERPRISES EUROPE LIMITED (registered in England No. 27173) whose registered office is at Charter Place, Uxbridge, Middlesex UB8 1EZ (“the Company”)

and

(2)	HUBERT PATRICOT (“You”)

WHEREBY IT IS AGREED as follows:-

1.	Term of Appointment

(A)	You shall serve the Company and its Associated Companies as PRESIDENT, EUROPE GROUP and EXECUTIVE VICE PRESIDENT of COCA-COLA ENTERPRISES INC. or in such other capacity of a like status as the Chief Executive Officer may reasonably require with effect from the Commencement Date or such other date as may be agreed in writing, unless and until your employment shall be terminated by the Company giving to you not less than six months’ notice in writing or you giving to the Company not less than six months’ notice in writing in either case expiring at any time.

(B)	If you have given notice of termination of employment to the Company instead of requiring you to work during your notice period (or any remaining part of it), the Company may (at its discretion) choose to terminate your employment immediately and pay you a sum equivalent to your basic salary (less appropriate income tax and social security deductions) in respect of the notice period (or the remaining part of it). The Company may elect at its discretion to make any such payment as one lump sum or in equal instalments on the days when you would have received your basic salary if you had continued in employment throughout your notice period.

(C)	The date on which your continuous employment with the Company commenced was 24 February 1986.

2.	Powers and Duties

(A)	You shall exercise such powers and perform such duties consistent with your status in relation to the business of the Company or any Associated Company as may from time to time be assigned to you by the Company. You shall comply with all directions from the Company and whatever codes, policies, procedures and rules that the Company may introduce which may apply to your employment. You shall report to the Chief Executive Officer (or whichever person is nominated by the Chief Executive Officer at any time) who may change your reporting line at any time or insert additional tiers of management above you.

(B)	You must:

(i)	promote and protect the interests and reputation of the Company and its Associated Companies;

(ii)	perform your duties in a professional and co-operative manner;

(iii)	promptly disclose to the Company any information which comes into your possession which may materially adversely affect the Company, including any information about another employee’s plans to resign and/or compete with the Company;

(iv)	promptly disclose to the Board any material breach by the Company of any legal obligation, any material financial mismanagement or any other malpractice within the Company which comes to your attention;

(v)	keep the Company fully informed or your business-related activities and give whatever information and explanations are requested of you by the Company;

(vi)	conduct your personal and working life in a way that does not damage or risk damaging your own or the Company’s reputation; and

(vii)	comply with all Company policies and procedures including, without limitation, the Company’s Code of Business Conduct.

(C)	Your normal place of work shall be the Company’s offices in Uxbridge, UK, although you will have responsibilities internationally and will be required to travel to other countries around the world, including each country in which the Company has operations within Europe. The Company reserves the right to change your normal place of work to any other location within Europe.

3.	Salary

(A)	You shall be paid an annual basic salary equivalent to €370,000 per annum payable monthly in arrears.

(B)	The Compensation Committee shall review, but shall not be obliged to increase, the base salary payable under this Agreement each year.

(C)	The Company reserves the right to deduct from you salary or any other sums due to you any payments due from you to the Company.

4.	Additional payment

You shall be entitled to an annual payment(s) (net of taxes) equal to the amount(s) which, had you been eligible to participate in such plans in respect of your employment with the Company, would have

(i)	been allocated to you under the Coca-Cola Enterprise SAS Profit Sharing Plans (“interssement” and “participation”); and

(ii)	contributed to that company’s defined contribution pension plan.

Such payment(s) shall be paid to you within 20 days of the date payments or contributions would have been made to these plans if you had been an active participant.

In 2008 and in the year that your employment terminates part way through the year, you shall be entitled to a pro rata payment in respect of your employment with the Company in that respective year.

5.	Mobility Allowance

You will receive a mobility allowance with effect from 1 January 2009 equivalent to €77,270 per annum. This will be paid to you quarterly with the first payment made on or around 1 January 2009.

6.	Pensions

The Company will contribute to the French social security system in accordance with the requirements applicable to employees of a foreign employer that is not established in France.

7.	Car

The Company shall provide for you a car and related benefits in accordance with its Car Policy in place at the time.

8.	Sickness

Subject to compliance with the Company’s Attendance Management Policy and the Sick Leave provisions within the Company’s Employee Handbook, you will be eligible to receive sick pay in line with Company policy in operation at that time inclusive of any Statutory Sick Pay payable to you.

9.	Other Benefits

The following benefits currently apply to you. The Company, however, reserves the right to withdraw, alter or replace any of these benefits. In such circumstances, there shall be no obligation on the Company to replace any benefit with an equivalent or indeed any other benefit.

(A)	Executive Management Incentive Plan

You shall be eligible to participate in the Coca-Cola Enterprises Inc. Executive Management Incentive Plan, subject to the rules of such Plan as determined each year by the Compensation Committee.

(B)	Long-Term Incentive Plan

(i)	You shall be eligible to receive an annual long-term incentive award subject to the rules and conditions of the Coca-Cola Enterprises Inc. programme which may be changed at any time. The target value and performances goals of such programme shall be determined each year by the Compensation Committee.

(ii)	With respect to the long-term incentive awards consisting of stock options and performance units made to you on October 30, 2008 (“the Awards”), the Company will pay on your behalf any French social security contributions which become due on the exercise of your stock options and the vesting of your performance units in so far as the amount of such social security contributions exceed the amount of French social security contributions that would have been payable by you if the Awards had been made to you under the Company’s French qualified sub-plans. The social security contributions paid on your behalf will be grossed up for both UK (and if relevant French) income tax purposes.

(C)	Healthcare

The Company will cover you and your family (spouse and dependent children) under a private medical insurance scheme, subject to the rules and terms and conditions of such scheme.

(D)	Health Assessments

You are entitled to regular medicals in accordance with the plans in which you are enrolled.

(E)	Life Assurance and Accident Insurance

The Company will provide you with life assurance and 24 hour worldwide accident coverage in accordance with Company policy in operation at that time, subject to the rules and terms and conditions of such cover.

(F)	Options Benefit

You will be entitled to benefit from the Company’s Options Flexible Benefit Scheme, subject to the rules of such Scheme.

(G)	Tax Advice

The Company will provide you with tax preparation services with respect to your annual income tax returns which services will be provided through a firm engaged by the Company.

10.	Expenses

The Company shall reimburse to you out-of-pocket expenses which you may from time to time incur in the proper performance of your duties under this Agreement subject to the rules of its Travel and Expenses Policy from time to time.

11.	Holidays

(A)	Your annual holiday entitlement is 33 days plus 8 to 10 public holidays, as provided to employees of Coca-Cola Enterprise SAS. The holiday year runs from 1 January to the following 31 December.

(B)	On leaving the Company you will be paid salary equivalent to unused accrued holiday entitlement.

12.	Confidential Information

Except for information which is in the public domain, (save as your breach of confidence), or which you are required to disclose by law or regulation, you shall not, either during your employment or afterwards, use to the detriment or prejudice of the Company or any Associated Company or, except in the proper course of your duties during this Agreement, divulge to any person any trade secret or any other Confidential Information which may have come to your knowledge during your employment.

13.	Post-termination Restrictions

(A)	In order to protect the Company’s and the Associated Companies’ confidential information, trade secrets, goodwill customer base, potential customer base, other business connections and stable workforce, you agree to be bound by the restrictions set out below.

You will not Directly or Indirectly without the Company’s written consent:

(i)	for the period of six months following the Termination Date be engaged in or concerned in any executive, technical or advisory capacity in any business concern which is in competition with the business of the Company or any Relevant Associated Company. This restriction shall not restrain you from being, engaged or concerned in any business concern in so far as your duties or work shall relate solely:

(a)	to geographical areas where the business concern is not in competition with the Company or any Relevant Associated Company; or

(b)	to services or activities of a kind with which you were not concerned to a material extent during employment with the Company.

(ii)	for the period of 12 months immediately following the Termination Date encourage or try to encourage any Customer or any Prospective Customer either not to give custom to or to take custom away from the Company or any Associated Company;

(iii)	for the period of 12 months immediately following the Termination Date, in competition with the Company or any Relevant Associated Company:

(a)	solicit or try to solicit the custom of any Customer or any Prospective Customer with a view to supplying that Customer or Prospective Customer with Restricted Products or Services if a reasonably likely consequence is that the Customer or Prospective Customer will:

(1)	cease; or

(2)	materially reduce; or

(3)	vary detrimentally the terms on which it does business with the Company or any Relevant Associated Company;

(b)	supply Restricted Products or Services to any Customer or any Prospective Customer;

(iv)	for the period of 12 months immediately following the Termination Date:

(a)	entice away or try to entice away from the Company or any Associated Company any Key Person; or

(b)	employ or enter into partnership or association with or retain the services (or offer so to do) of any Key Person;

(B)	The parties to this Agreement agree that each of the clauses of this Agreement is separate and severable and enforceable accordingly and if any of the clauses shall be adjudged to be void or ineffective for whatever reason but would be adjudged to be valid and effective if part of the wording therefore was deleted, they shall apply such modifications as may be necessary to make them valid and effective.

(C)	Any period of restriction set out above will be reduced by one day for every day during the notice period which the Company required you both to remain away from its premises and not to carry out your normal duties.

14.	Restrictions During Employment

During your employment you shall not (unless otherwise agreed in writing by the Company) undertake any other business or profession or be or become an employee or agent of any other company, firm or person or assist or have any financial interest in any other financial interest in any other business or profession. You may, however, hold or acquire by way of bona fide investment only up to 3% of the issued shares of any company listed on any recognised investment exchange for the purpose of investment only, where recognised investment exchange has the meaning given in section 285 of the Financial Services and Markets Act 2000. You may invest in shares or other securities which are not listed or dealt in on any recognised stock exchange with the prior agreement of the Company.

15.	Garden leave

(A)	The Company reserves the right at any time during any period of notice to require you:

(i)	to remain away from the Company’s and the Associated Companies’ premises;

(ii)	to work from home;

(iii)	to carry out special projects outside the normal scope of your duties;

(iv)	not to carry out some of your normal duties; and/or

(v)	not to carry out any of your normal duties;

and the Company may appoint another person to carry out any of your duties at such times.

(B)	If the Company exercises this right, you will receive your basic salary and all benefits to which you are entitled and you must:

(i)	continue to comply with your implied duties, including those of good faith and fidelity; and

(ii)	continue to comply with the express duties set out in this Agreement, except those from which you are explicitly released by the Company.

16.	Termination of Employment

(A)	The Company shall be entitled by notice in writing to you to terminate your employment under this Agreement with immediate effect, if you:

(i)	materially damage or risk materially damaging your or the Company’s reputation;

(ii)	shall be guilty of serious misconduct or shall have committed any serious breach or repeated or continued (after warning in writing and having refused or failed to remedy accordingly within a reasonable time) any other breach of your obligations under this Agreement.

(B)	Any delay by the Company in exercising any right of termination shall not constitute a waiver of it.

17.	Termination Payment

In the event that the Company terminates your employment other than pursuant to clause 16 above, you shall be entitled to a termination payment equivalent to twice the sum of your annual basic salary at the Termination Date and your then on-target annual bonus, such payment to be inclusive of any payment in lieu of notice or any payment in respect of any period of garden leave. Additionally, the service conditions will be waived on your outstanding RSUs and PSUs that were granted to you in 2005, 2006 and 2007, and for which performance conditions, if any, have been met as of your Termination Date and the service conditions will be waived on a pro rata basis for RSUs and PSUs for which the performance conditions have not been met, which shares will vest only if the performance conditions are met within the period specified in each such award.

18.	Disciplinary and Grievances

(A)	If you have a grievance relating to your employment, you should raise this in accordance with the Chief Executive Officer. There are no disciplinary procedures applicable to your employment.

(B)	The Company may suspend you for however long it considers appropriate in order to investigate any aspect of your performance or conduct or to follow disciplinary proceedings. The Company may attach conditions to any such suspension and you must comply with any such conditions and co-operate fully with any investigation. During any period of suspension, you would normally receive the same pay and benefits as if you were at work.

19.	Other Agreements

(A)	This Agreement replaces all previous terms and conditions governing your employment with the Company or any Associated Company.

(B)	You acknowledge that there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and you relating to your employment other than those expressly set out in this Agreement and that you have not entered into this Agreement in reliance on any representation not expressly referred to in this Agreement.

(C)	There are no collective agreements which affect your terms and conditions.

20.	Governing Law

This Agreement shall be governed by and construed under the laws of England and Wales and of the Courts of England and Wales are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

Definitions

In this Agreement:

“Associated Company”	means a company, which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition “subsidiary” and “holding company” have the same meanings as in Section 736 of the Companies Act 1985 as originally enacted.

“the Chief Executive Officer”	means the Chief Executive Officer of Coca-Cola Enterprises Inc.

“the Commencement Date”	means 1 August 2008.

“the Compensation Committee”	means the Human Resources and Compensation Committee of Coca-Cola Enterprises Inc.

“Confidential Information”

means any confidential information, including but not limited to:

a.      lists of the Company’s actual or potential customers;

b.      details of relationships or arrangements with or knowledge of the requirements of the Company’s actual or potential customers;

c.      details of the Company’s business methods, finances, prices or pricing strategy, marketing or development plans or strategies;

d.      personal information about any of the Company’s directors or employees;

e.      information divulged to the Company by a third party in confidence; and

f.       any information relating to the Company or any of its customer which the Company or customer in question reasonably considers to be confidential.

Confidential Information does not include information which is generally known or easily accessible by the public, unless it is generally known or easily accessible by the public because of a breach of your obligations.

“Customer”

means any Person who at any time during the period of 12 months immediately before the Termination Date was a customer of the Company or any Associated Company:

a.      with whom you had material dealings or for whom you had responsibility on behalf of the Company or any Associated Company at any time during that period; or

b.      in respect of whom you obtained or otherwise received Confidential Information.

“Directly or Indirectly”	means directly or indirectly on either your own account or in conjunction with or on behalf of any other Person.
“Key Person”

means any individual:

a.      who at any time during the period of 6 months immediately before the Termination Date was engaged or employed as an employee, director or consultant of the Company or any Associated Company;

b.      with whom you worked to a material extent or for whom you had managerial responsibility at any time during that period; and

c. who was employed or engaged in a senior, financial, research, technical, managerial, sales, professional or equivalent capacity.

“Person”	means individual, firm, company, association, corporation or other organisation.

“Prospective Customer”	means any Person who at any time during the period of 6 months immediately before the Termination Date had Relevant Discussions in which you were materially involved, for which you had responsibility or about which you obtained or otherwise received Confidential Information.

“PSUs”	means performance stock units.

“Relevant Associated Company”	means an Associated Company with which you have dealt or for which you have had responsibility during your employment by the Company.

“Relevant Discussions”	means any discussion, pitch, tender, presentation or negotiation with the Company or any Associated Company with a view to receiving products or services from the Company or any Associated Company.

“Restrictive Products or Services”

means any products or services which compete with or are of the same or similar kind as any products or services:

a.      provided by the Company or any Associated Company in the ordinary course of its business during the period of 12 months immediately before the Termination Date; and

b.      in respect of which you were directly concerned, were materially involved or had responsibility during your employment by the Company or any Associated Company; or

c.      about which you obtained or otherwise received Confidential Information.

“RSUs”	means restricted stock units.

“Termination Date”	means the date of termination of your employment with the Company.

Signed on behalf of Coca-Cola Enterprises Limited

/s/ Frank Govaerts		28/01/09
Director		DATE

Signed by	/s/ Hubert Patricot	28/01/09
DATE